                                                                   EXHIBIT 10.21

                           LETTER OF CREDIT AGREEMENT

                                   dated as of
                                  June 30, 2006
                                     between

                                 PETSMART, INC.

                              BANK OF AMERICA, N.A.
                                 as Issuing Bank

                                   ----------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1. Definitions...........................................................     1
   1.01 Defined Terms....................................................     1
   1.02 Terms Generally..................................................     7

2. Letters of Credit.....................................................     7
   2.01 Issuance of Letters of Credit....................................     7
   2.02 Reimbursement of Drawings........................................     8
   2.03 Notice of Drawings...............................................     8
   2.04 Interest on Overdue Amounts......................................     8
   2.05 Procedures for Issuance..........................................     8
   2.06 Unconditional Obligations........................................     8
   2.07 Letter of Credit Fees............................................     9
   2.08 Closing Fees.....................................................    10
   2.09 Nature of Fees...................................................    10
   2.10 Termination, Reduction or Increase of Commitment.................    10
   2.11 Maintenance of Loan Account; Statements of Account...............    10
   2.12 Increased Costs..................................................    11
   2.13 Payments.........................................................    12
   2.14 Taxes............................................................    12
   2.15 Transfer to Existing Financing Agreement.........................    13

3. Representations and Warranties........................................    14
   3.01 Organization; Powers.............................................    14
   3.02 Authorization; Enforceability....................................    14
   3.03 Governmental Approvals; No Conflicts.............................    14
   3.04 Litigation.......................................................    15
   3.05 Compliance with Laws and Agreements..............................    15
   3.06 Taxes............................................................    15
   3.07 Properties.......................................................    15
   3.08 Disclosure.......................................................    15
   3.09 Security Documents...............................................    15
   3.10 Federal Reserve Regulations......................................    15
   3.11 Solvency.........................................................    16

4. Conditions............................................................    16
   4.01 Closing Date.....................................................    16
   4.02 Conditions Precedent to Each Letter of Credit....................    17

5. Affirmative Covenants.................................................    18
   5.01 Financial Statements and Other Information.......................    18
   5.02 Existence; Conduct of Business...................................    18
   5.03 Compliance with Laws.............................................    18
   5.04 Use of Letters of Credit.........................................    18


                                       (i)

   5.05 Cash Collateralization of Letter of Credit Outstandings..........    19
   5.06 Taxes and Indebtedness...........................................    19
   5.07 Books and Records................................................    19
   5.08 Further Assurances...............................................    19

6. Negative Covenants....................................................    19
   6.01 Liens, Collateral Dispositions...................................    19
   6.02 Fundamental Changes..............................................    19

7. Events of Default.....................................................    20
   7.01 Events of Default................................................    20
   7.02 Remedies on Default..............................................    22

8. Miscellaneous.........................................................    23
   8.01 Notices..........................................................    23
   8.02 Waivers; Amendments..............................................    23
   8.03 Expenses; Indemnity; Damage Waiver...............................    23
   8.04 Successors and Assigns...........................................    25
   8.05 Survival.........................................................    25
   8.06 Counterparts; Integration........................................    26
   8.07 Severability.....................................................    26
   8.08 Right of Setoff..................................................    26
   8.09 Governing Law; Jurisdiction; Consent to Service of Process.......    26
   8.10 WAIVER OF JURY TRIAL.............................................    27
   8.11 Headings.........................................................    27
   8.12 Interest Rate Limitation.........................................    27
   8.13 Additional Waivers...............................................    28


                                      (ii)

     LETTER OF CREDIT AGREEMENT dated as of June 30, 2006 between

     PETSMART, INC., a Delaware corporation ("Petsmart"), having a place of business at 19601 North 27th Avenue, Phoenix, Arizona 85027; and

     BANK OF AMERICA, N.A., as Issuing Bank, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

     1.   DEFINITIONS.

     1.01 Defined Terms.

     As used in this Agreement, the following terms have the meanings specified below:

     "Additional Collateral" means (i) investments in any mutual fund that invests solely in United States treasury obligations and which is quoted in the Wall Street Journal, (ii) investments in United States treasury obligations,
(iii) commercial paper maturing within 180 days from the date of acquisition, issued by any Person having a rating of at least A-1 or the equivalent thereof by Standard & Poor's and at least P-1 or the equivalent thereof by Moody's, (iv) investments in auction rate securities with maturity dates acceptable to the Issuing Bank and having a rating of at least A or the equivalent thereof by Standard & Poor's or Moody's, and (v) other investments permitted in Petsmart's investment policy and acceptable to the Issuing Bank, including, without limitation, investments specified on Schedule 1 hereto, as such Schedule may be amended from time to time as mutually agreed by Petsmart and the Issuing Bank.

     "Advance Rate" means 85%.

     "Affiliate" means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Agreement" means this Letter of Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

     "Applicable Law" means as to any Person: (i) all laws, statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be legally responsible.

     "Availability" means, at any time of determination, the lesser of (i) $65,000,000, (as such amount may be increased in accordance with the provisions hereof), and (ii) an amount equal to the difference between (a) the sum of (1) 100% of the Cash and Cash Equivalents on deposit in the Cash Collateral Account and (2) as to each item of Additional Collateral on deposit in the Cash Collateral Account, the amount of such Additional Collateral multiplied by the Advance Rate and (b) the aggregate Letter of Credit Outstandings.

     "Bank of America" means Bank of America, N.A.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona, Boston, Massachusetts or Charlotte, North Carolina are authorized or required by law or other governmental action to remain closed.

     "Cash and Cash Equivalents" means (i) cash, (ii) investments in money market funds maintained by Bank of America or any of its Affiliates, (iii) investments in certificates of deposit maturing within one year from the date of acquisition, banker's acceptances, and overnight bank deposits, in each case issued by or created by, or with, Bank of America or any of its Affiliates, and
(iv) investments in deposit accounts in the ordinary course of business with Bank of America or any of its Affiliates.

     "Cash Collateral Account" means an account established by Petsmart with the Issuing Bank or any of its Affiliates under the sole and exclusive dominion and control of the Issuing Bank designated as the "Bank of America, N.A. Collateral Account for PetSmart, Inc." containing investments constituting Cash and Cash Equivalents and investments constituting Additional Collateral, in which account the Issuing Bank has been granted a first priority Lien pursuant to the Pledge and Security Agreement.

     "Change in Control" means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of Petsmart by Persons who were neither (i) nominated by the board of directors of Petsmart nor (ii) appointed by directors so nominated; or (b) the acquisition of thirty-five percent (35%) or more of the capital stock of Petsmart by any Person or group of Persons, or (c) the failure of Petsmart to own, directly or indirectly, 100% of the capital stock Petsmart Store Support Group, Inc. and 3003300 Nova Scotia Company.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Issuing Bank (or by the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Charges" has the meaning provided therefor in Section 8.12.

     "Closing Date" means the date on which the conditions specified in Section
4.02 are satisfied or waived.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Collateral" means any and all "Collateral" as defined in the Pledge and Security Agreement.

     "Commercial Letter of Credit" means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Petsmart or any Subsidiary Credit Party in the ordinary course of business of Petsmart or such Subsidiary Credit Party.

     "Commitment" means $65,000,000, or such greater or lesser amount on account of an increase or reduction thereof in accordance with the provisions of Section
2.10 hereof.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

     "Credit Documents" means this Agreement, the Letters of Credit, each letter of credit application, and the Pledge and Security Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, each as amended and in effect from time to time.

     "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

     "dollars" or "$" refers to lawful money of the United States of America.

     "Event of Default" has the meaning assigned to such term in Section 7.01.

     "Excluded Taxes" means, with respect to the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Petsmart or any Subsidiary Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which Petsmart or such Subsidiary Credit Party is located.

     "Existing Financing Agreement" means the Amended and Restated Credit Agreement dated as of November 21, 2003 among Petsmart, the other Borrower party thereto, the Lenders party thereto, Bank of America (f/k/a Fleet National Bank), as Issuing Bank, and Fleet Retail Group, LLC (f/k/a Fleet Retail Group, Inc.) as Administrative Agent and Collateral Agent, among others, as amended and in effect.

     "Existing L/Cs" means the letters of credit issued by Bank of America under the Existing Financing Agreement and outstanding as of the Closing Date.

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Bank of America from three Federal funds brokers of recognized standing selected by it.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

     "Indemnitee" has the meaning provided therefor in Section 8.03(b).

     "Issuing Bank" means Bank of America or an Affiliate of Bank of America, designated by Bank of America and reasonably acceptable to Petsmart, in each case in its capacity as the issuer of Letters of Credit hereunder.

     "L/C Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     "Letter of Credit" shall mean a letter of credit that is (i) issued pursuant to this Agreement for the account of Petsmart or any Subsidiary Credit Party, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) not in violation of the policies of the Issuing Bank, and (iv) in form reasonably satisfactory to the Issuing Bank.

     "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.07.

     "Letter of Credit Outstandings" shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

     "Lien" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

     "Margin Stock" has the meaning assigned to such term in Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, assets, or financial condition of Petsmart and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Credit Documents or any of the material rights or remedies of the Issuing Bank hereunder or thereunder.

     "Material Indebtedness" means indebtedness (other than the Letters of Credit) or obligations in respect of one or more Hedging Agreements of Petsmart in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, the "principal amount" of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that Petsmart would be required to pay if such Hedging Agreement were terminated at that time.

     "Maturity Date" means June 30, 2009.

     "Maximum Rate" has the meaning provided therefor in Section 8.12.

     "Obligations" means the due and punctual payment by Petsmart and each Subsidiary Credit Party of (i) each payment required to be made by Petsmart or any Subsidiary Credit Party under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements and interest thereon (including all interest that accrues after the commencement of any case or proceeding by or against Petsmart or any Subsidiary Credit Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of Petsmart or any Subsidiary Credit Party to the Issuing Bank under this Agreement and the other Credit Documents.

     "Organizational Document" means, relative to any Person, its limited partnership agreement, its certificate of incorporation, formation or limited partnership, its operating agreement, and its by-laws, as applicable.

     "Other Taxes" means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Petsmart" is defined in the Preamble hereto.

     "Pledge and Security Agreement" means the Pledge and Security Agreement dated as of the date hereof between Petsmart and the Issuing Bank, as amended and in effect from time to time.

     "Prime Rate" shall mean, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its "Prime Rate" and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Issuing Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Issuing Bank to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America's Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America's Prime Rate or the Federal Funds Effective Rate, respectively.

     "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Security Documents" means the Pledge and Security Agreement and any and all other financing statements, control agreements or other documents delivered in connection therewith.

     "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

     "Standby Letter of Credit" means any Letter of Credit other than a Commercial Letter of Credit.

     "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or

(b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary Credit Party" means each Subsidiary of Petsmart for whose account a Letter of Credit is issued by the Issuing Bank.

     "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Termination Date" shall mean the earliest to occur of (i) the Maturity Date or (ii) the date of the occurrence of any Event of Default pursuant to
Section 7.01(g), 7.01(h) or 7.01(i) hereof, or (iii) the date on which the Commitment of the Issuing Bank is terminated pursuant to clause (i) of the final paragraph of Section 7.01 or Section 2.10 hereof.

     "Transfer Notice" has the meaning set forth in Section 2.15 hereof.

     1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

     2.   LETTERS OF CREDIT.

     2.01 Issuance of Letters of Credit.

          (a) Upon the terms and subject to the conditions herein set forth, Petsmart may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of Petsmart or any Subsidiary Credit Party one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Commitment, or (ii) Availability would be less than zero.

          (b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date, provided that each Standby Letter of Credit may, upon the request of Petsmart, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then applicable expiration date that such Letter of Credit will not be renewed.

          (c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date.

     2.02 Reimbursement of Drawings. Drafts drawn under each Letter of Credit shall be reimbursed by Petsmart or the applicable Subsidiary Credit Party in dollars by paying to the Issuing Bank an amount equal to such drawing not later than 4:00 p.m., Boston time, on the Business Day immediately following the date that Petsmart shall have received notice of such payment.

     2.03 Notice of Drawings. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify Petsmart by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve Petsmart or any Subsidiary Credit Party of its obligation to reimburse the Issuing Bank with respect to any such payment.

     2.04 Interest on Overdue Amounts. If the Issuing Bank shall make any L/C Disbursement, then, unless Petsmart or a Subsidiary Credit Party shall reimburse the Issuing Bank in full on the date such reimbursement is due, the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due to but excluding the date that Petsmart or a Subsidiary Credit Party reimburses the Issuing Bank therefor, at the rate per annum equal to the Prime Rate plus 2.00%. Interest shall be calculated on the basis of a 360 day year and actual days elapsed.

     2.05 Procedures for Issuance. Whenever Petsmart or a Subsidiary Credit Party desires that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Petsmart shall give to the Issuing Bank at least two (2) Business Days' prior written notice (or such shorter period as may be agreed upon by the Issuing Bank and Petsmart) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, Petsmart and the applicable Subsidiary Credit Party shall also submit a letter of credit application on the Issuing Bank's standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit. In the event of an inconsistency between any such letter of credit application and this Agreement, the terms of this Agreement shall control.

     2.06 Unconditional Obligations. The obligations of Petsmart and each Subsidiary Credit Party to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which Petsmart or any Subsidiary Credit Party may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Petsmart's or any Subsidiary Credit Party's obligations hereunder; or
(vi) the fact that any Event of Default shall have occurred and be continuing. Neither the Issuing Bank nor any of its Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing provisions shall not be construed to excuse the Issuing Bank from liability to Petsmart or any Subsidiary Credit Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Petsmart and each Subsidiary Credit Party to the extent permitted by Applicable Law) suffered by Petsmart or any Subsidiary Credit Party that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply in all material respects with the terms thereof. The parties hereto expressly agree that, in the absence of (a) the Issuing Bank's honoring of a draft presented under a Letter of Credit which does not comply in all material respects with the terms thereof, or (b) gross negligence, willful misconduct or bad faith on the part of the Issuing Bank (in each case as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     2.07 Letter of Credit Fees.

          (a) Petsmart and the Subsidiary Credit Parties shall pay the Issuing Bank on the first Business Day of each calendar quarter, in arrears, a fee (each, a "Letter of Credit Fee") equal to 0.20% per annum (on the basis of actual number of days elapsed in a year of 360 days) of the average daily face amount of the Letters of Credit outstanding during the immediately preceding calendar quarter.

          (b) After the occurrence and during the continuance of an Event of Default, at the option of the Issuing Bank, the Letter of Credit Fee shall be increased by an amount equal to two percent (2%) per annum.

          (c) Petsmart and the Subsidiary Credit Parties shall pay to the Issuing Bank, and in addition to all Letter of Credit Fees otherwise provided for hereunder, such other reasonable fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

     2.08 Closing Fees. In addition to any other fees payable hereunder, on the Closing Date, Petsmart and the Subsidiary Credit Parties shall pay to the Issuing Bank an arrangement fee in the sum of $50,000.

     2.09 Nature of Fees

     All fees shall be paid on the dates due, in immediately available funds, to the Issuing Bank as provided herein. All fees shall be fully earned on the date when due (or on the Closing Date if specifically indicated as such) and shall not be refundable under any circumstances.

     2.10 Termination, Reduction or Increase of Commitment.

          (a) Upon at least three (3) Business Days' prior written notice to the Issuing Bank, Petsmart may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitment. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall be irrevocable when given. No reduction in the Commitment shall result in the Commitment being less than the then Letter of Credit Outstandings.

          (b) Provided no Default then exists or would arise therefrom, upon the request of Petsmart and with the consent of the Issuing Bank (which consent shall not be unreasonably withheld or delayed), the Commitment may be increased by an amount (for all such requests) not exceeding $15,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. Any increase in the Commitment which Petsmart requests and to which the Issuing Bank may agree shall become effective without the imposition of any amendment or other fee and shall correspondingly increase the amount set forth in clause (i) of the definition of Availability.

     2.11 Maintenance of Loan Account; Statements of Account.

          (a) The Issuing Bank shall maintain an account on its books in the name of Petsmart (the "Loan Account") which will reflect all L/C Disbursements, fees and interest that have become payable as herein set forth.

          (b) After the end of each calendar month, the Issuing Bank shall send to Petsmart a statement accounting for the transactions occurring among and between the Issuing Bank and Petsmart during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on Petsmart and each Subsidiary Credit Party, unless otherwise objected to in writing by Petsmart within forty-five (45) days after receipt of the monthly statement.

     2.12 Increased Costs.

          (a) If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Bank; or

               (ii) impose on the Issuing Bank any other condition affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit by an amount deemed material by the Issuing Bank or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder by an amount deemed material by the Issuing Bank, then Petsmart and the Subsidiary Credit Parties will pay to the Issuing Bank, such additional amount or amounts as will compensate the Issuing Bank for such additional costs incurred or reduction suffered.

     (b) If the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Issuing Bank's capital or on the capital of the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Issuing Bank, to a level below that which the Issuing Bank or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank's policies and the policies of the Issuing Bank's holding company with respect to capital adequacy), then from time to time Petsmart and the Subsidiary Credit Parties will pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank or the Issuing Bank's holding company for any such reduction suffered deemed material by the Issuing Bank.

     (c) A certificate of the Issuing Bank setting forth the amount or amounts necessary to compensate the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to Petsmart and shall be conclusive absent manifest error. Petsmart and the Subsidiary Credit Parties shall pay the Issuing Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

     (d) The Issuing Bank shall use its reasonable efforts to avoid or mitigate any costs incurred or reductions suffered for which it has the right to demand compensation under this Section 2.12. Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section within ninety (90) days after such right to compensation has arisen shall constitute a waiver of the Issuing Bank's right to demand such compensation.

     2.13 Payments

     Petsmart and each Subsidiary Credit Party shall make each payment required to be made by it hereunder or under any other Credit Document (whether of interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.11 or 2.14, or otherwise) prior to 4:00 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Bank at its office at 100 Federal Street, Boston, Massachusetts. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document shall be made in dollars. Upon the occurrence and during the continuance of an Event of Default, the Issuing Bank, without the request of Petsmart or any Subsidiary Credit Party, may apply any amounts in the Cash Collateral Account towards any payment due under this Agreement.

     2.14 Taxes

          (a) Any and all payments by or on account of any obligation of Petsmart or the Subsidiary Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if Petsmart or a Subsidiary Credit Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Petsmart and the Subsidiary Credit Parties shall make such deductions, and (iii) Petsmart and the Subsidiary Credit Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

          (b) In addition, Petsmart and the Subsidiary Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

          (c) Petsmart and the Subsidiary Credit Parties shall indemnify the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Issuing Bank on or with respect to any payment by or on account of any obligation of Petsmart or any Subsidiary Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Petsmart by the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Petsmart or a Subsidiary Credit Party to a Governmental Authority, Petsmart shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.

          (e) The Issuing Bank agrees that upon the occurrence of any circumstances entitling it to indemnification or additional amounts pursuant hereto, the Issuing Bank shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

          (f) If the Issuing Bank reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by Petsmart or any Subsidiary Credit Party pursuant to subsection
(a) or (c) above in respect of payments under the Credit Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.14 exceeding the amount needed to make the Issuing Bank whole, the Issuing Bank shall pay to Petsmart, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

     2.15 Transfer to Existing Financing Agreement Petsmart may, upon three (3) Business Days written notice (a "Transfer Notice") to the Issuing Bank, request that any or all of the Letters of Credit issued under this Agreement be transferred to, and deemed issued by, the Issuing Bank (as defined in the Existing Financing Agreement) under the Existing Financing Agreement. As long as the issuance of such Letters of Credit would be permitted under the Existing Financing Agreement and all conditions precedent to such issuance would be satisfied (as if such Letters of Credit were newly issued on the date set forth in the Transfer Notice) and such issuance would not result in the occurrence of a Default or Event of Default (as each of those terms is defined in the Existing Financing Agreement), the Issuing Bank shall promptly take such action, at the expense of Petsmart, as may be reasonably required to cause such Letters of Credit to become "Letters of Credit" under the Existing Financing Agreement. Unless Petsmart otherwise requests, such transfer of any Letters of Credit shall not cause a reduction in the Commitment of the Issuing Bank hereunder.

     2.16 Transfer to Agreement from Existing Financing Agreement

          Petsmart may, upon three (3) Business Days written notice to the Issuing Bank, provided that the Issuing Bank is also the Issuing Bank under the Existing Financing Agreement at the time of such notice, request that any or all of the Letters of Credit issued under the Existing Financing Agreement be transferred to, and deemed issued by, the Issuing Bank under this Agreement. As long as the issuance of such Letters of Credit would be permitted under this Agreement and all conditions precedent to such issuance would be satisfied (as if such Letters of Credit were newly issued on the date set forth in such notice) and such issuance would not result in the occurrence of a Default or Event of Default, the Issuing Bank, provided that the Issuing Bank is also the Issuing Bank under the Existing Financing Agreement at the time of such transfer, shall promptly take such action, at the expense of Petsmart, as may be reasonably required to cause such Letters of Credit to become "Letters of Credit" under this Agreement.

     3.   REPRESENTATIONS AND WARRANTIES

     Petsmart and each Subsidiary Credit Party represents and warrants to the Issuing Bank that:

     3.01 Organization; Powers. Petsmart and each Subsidiary Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     3.02 Authorization; Enforceability. The transactions contemplated hereby and by the other Credit Documents to be entered into by Petsmart and each Subsidiary Credit Party are within Petsmart's and such Subsidiary Credit Party's corporate, limited partnership, limited liability company or other power, as applicable, and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Petsmart and constitutes, and each other Credit Document to which Petsmart or any Subsidiary Credit Party is a party, when executed and delivered by Petsmart or such Subsidiary Credit Party will constitute, a legal, valid and binding obligation of Petsmart and each such Subsidiary Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     3.03 Governmental Approvals; No Conflicts. The transactions to be entered into and contemplated by the Credit Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or the Organizational Documents of Petsmart or any Subsidiary Credit Party or any order of any Governmental Authority, (c) assuming the execution and delivery by each party to the Existing Financing Agreement of an amendment thereto as contemplated by Section 4.01(k) hereof, will not violate or result in a default under any material indenture, agreement or other instrument binding upon Petsmart or any Subsidiary Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by Petsmart or any Subsidiary Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of Petsmart or any Subsidiary Credit Party, except Liens created under the Credit Documents.

     3.04 Litigation. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Petsmart, threatened against or affecting Petsmart or any Subsidiary Credit Party (i) that, if adversely determined, after taking into account any applicable insurance, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any of the Credit Documents.

     3.05 Compliance with Laws and Agreements. Petsmart and each Subsidiary Credit Party is in compliance with all Applicable Law and all material indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     3.06 Taxes. Petsmart and each Subsidiary Credit Party has timely filed, or caused to be filed, all federal and state Tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     3.07 Properties. Petsmart and each Subsidiary Credit Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

     3.08 Disclosure. None of any of the reports, financial statements, certificates or other information furnished by or on behalf of any Petsmart or any Subsidiary Credit Party to the Issuing Bank in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     3.09 Security Documents. The Security Documents create in favor of the Issuing Bank a legal, valid and enforceable security interest in the Collateral, and the Security Documents and, subject to the undertaking of all action required for perfection, constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of Petsmart and the Subsidiary Credit Parties thereunder in such Collateral, in each case prior and superior in right to any other Person.

     3.10 Federal Reserve Regulations. (a) Neither Petsmart nor any Subsidiary Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b) No part of the proceeds of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

     3.11 Solvency To the best knowledge of Petsmart, each of Petsmart and the Subsidiary Credit Parties is and will be Solvent.

     4.   CONDITIONS

     4.01 Closing Date. The effectiveness of this Agreement is subject to the following conditions precedent:

          (a) The Issuing Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Credit Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Issuing Bank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Credit Documents.

          (b) The Issuing Bank shall have received a favorable written opinion of Kevin J. Groman, Associate General Counsel for Petsmart and the Subsidiary Credit Parties covering such matters relating to Petsmart and the Subsidiary Credit Parties, the Credit Documents or the transactions contemplated thereby as the Issuing Bank shall reasonably request.

          (c) The Issuing Bank shall have received such documents and certificates as the Issuing Bank or its counsel may reasonably request relating to the organization, existence and good standing of Petsmart and each Subsidiary Credit Party, the authorization of the transactions contemplated by the Credit Documents and any other legal matters relating to Petsmart and the Subsidiary Credit Parties, the Credit Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Issuing Bank and its counsel.

          (d) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Issuing Bank.

          (e) The Issuing Bank shall be reasonably satisfied that any financial statements delivered to its fairly present the business and financial condition of Petsmart and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, or income of Petsmart and its Subsidiaries since the date of the most recent financial information delivered to the Issuing Bank.

          (f) There shall not be pending any litigation or other proceeding, the result of which, after taking into account any applicable insurance, could reasonably be expected to have a Material Adverse Effect.

          (g) There shall not have occurred any default of any material contract or agreement or of any agreement evidencing Material Indebtedness of Petsmart or any

     Subsidiary Credit Party which could reasonably be expected to have a Material Adverse Effect.

          (h) All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Issuing Bank required to be reimbursed in connection with the establishment of the letter of credit facility contemplated hereby (including the fees and expenses of one counsel to the Issuing Bank) shall have been paid in full.

          (i) The consummation of the transactions contemplated hereby shall not violate any Applicable Law.

          (j) Petsmart shall have established the Cash Collateral Account with the Issuing Bank and the Issuing Bank shall have a perfected first priority security interest in such Cash Collateral Account and all Cash and Cash Equivalents and Additional Collateral on deposit therein.

          (k) Petsmart shall have entered into an amendment to the Existing Financing Agreement with the other parties thereto, which amendment shall permit the establishment of the letter of credit facility and the other transactions contemplated by this Agreement and the other Credit Documents.

          (l) No material adverse change shall have occurred with respect to the financial condition, operations, assets or income of Petsmart or any Subsidiary Credit Party and no material change shall have occurred with respect to the regulations or policies of any Governmental Authority affecting Petsmart, any Subsidiary Credit Party or the Issuing Bank.

          (m) There shall have been delivered to the Issuing Bank such additional instruments and documents as the Issuing Bank or counsel to the Issuing Bank reasonably may require or request.

     4.02 Conditions Precedent to Each Letter of Credit.

     The obligation of the Issuing Bank to issue each Letter of Credit, is subject to the following conditions precedent:

          (a) Notice. The Issuing Bank shall have received a notice with respect to such issuance as required by Section 2.05.

          (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Credit Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

          (c) No Default. On the date of each issuance of each Letter of Credit, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall not be less than zero.

The request by Petsmart for, and the acceptance by Petsmart and each Subsidiary Credit Party of, each Letter of Credit hereunder shall be deemed to be a representation and warranty by Petsmart and each such Subsidiary Credit Party that the conditions specified in this Section 4.02 have been satisfied at that time.

     5.   AFFIRMATIVE COVENANTS

     Until (i) the Commitment has expired or been terminated, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, Petsmart and each Subsidiary Credit Party covenants and agrees with the Issuing Bank that:

     5.01 Financial Statements and Other Information. Petsmart will furnish to the Issuing Bank:

          (a) promptly following any request therefor, such information regarding the operations, business affairs and financial condition of Petsmart and the Subsidiary Credit Parties, or compliance with the terms of any Credit Document, as the Issuing Bank may reasonably request.

          (b) at least ten (10) days prior written notice of any change (i) in Petsmart's or any Subsidiary Credit Party's corporate name, (ii) in Petsmart's or any Subsidiary Credit Party's corporate structure or jurisdiction of incorporation or formation, or (iii) in Petsmart's or any Subsidiary Credit Party's Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

     5.02 Existence; Conduct of Business. Petsmart will, and will cause each Subsidiary Credit Party to, do or cause to be done all things necessary to comply with its respective Organizational Documents and to preserve, renew and keep in full force and effect its legal existence and its rights, licenses, permits, and privileges, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

     5.03 Compliance with Laws. Petsmart will, and will cause each of the Subsidiary Credit Parties to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     5.04 Use of Letters of Credit. The Letters of Credit issued hereunder will be used only (a) to replace or cash collateralize letters of credit under the Existing Financing Agreement, (b) to finance the acquisition of working capital assets of Petsmart and the Subsidiary Credit Parties in the ordinary course of business, (c) to finance capital expenditures, and (d) for general corporate purposes. No part of any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

     5.05 Cash Collateralization of Letter of Credit Outstandings. Petsmart shall cause the sum of (i) 100% of the Cash and Cash Equivalents on deposit in the Cash Collateral Account and (ii) as to each item of Additional Collateral on deposit in the Cash Collateral Account, the amount of such Additional Collateral multiplied by the Advance Rate, to be at least equal to the Letter of Credit Outstandings.

     5.06 Taxes and Indebtedness. Petsmart will, and will cause each Subsidiary Credit Party to, pay its indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where
(a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     5.07 Books and Records Petsmart will, and will cause each Subsidiary Credit Party to, keep books of record and account in accordance with GAAP. Petsmart will, and will cause each Subsidiary Credit Party to, permit any representatives designated by the Issuing Bank, upon reasonable prior notice, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and its independent accountants, all at such reasonable times and as often as reasonably requested.

     5.08 Further Assurances. Petsmart and each Subsidiary Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any Applicable Law, or which the Issuing Bank may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Petsmart and the Subsidiary Credit Parties.

     6.   NEGATIVE COVENANTS

     Until (i) the Commitment has expired or been terminated, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, Petsmart and each Subsidiary Credit Party covenants and agrees with the Issuing Bank that:

     6.01 Liens, Collateral Dispositions. Petsmart and the Subsidiary Credit Parties will not create, incur, assume or permit to exist any Lien on any Collateral other than Liens under the Credit Documents and subordinate Liens created under the Existing Financing Agreement and the Loan Documents (as defined in the Existing Financing Agreement). Petsmart and the Subsidiary Credit Parties shall not sell, transfer, assign or otherwise dispose of any Collateral except as permitted by the Security Documents.

     6.02 Fundamental Changes. (a) Petsmart and the Subsidiary Credit Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary Credit Party may merge into any other Subsidiary Credit Party or into Petsmart, and (ii) any Subsidiary Credit Party may liquidate or dissolve voluntarily into Petsmart.

     (b) Petsmart and the Subsidiary Credit Parties will not engage to any material extent in any business other than businesses of the type conducted by Petsmart and the Subsidiary Credit Parties on the date of execution of this Agreement and businesses reasonably related thereto.

     7.   EVENTS OF DEFAULT

     7.01 Events of Default.

     If any of the following events ("Events of Default") shall occur:

          (a) Petsmart or the Subsidiary Credit Parties shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable;

          (b) Petsmart or the Subsidiary Credit Parties shall fail to pay any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Credit Document, within five (5) Business Days of the date when the same shall become due and payable;

          (c) any representation or warranty made or deemed made by or on behalf of Petsmart or any Subsidiary Credit Party in or in connection with any Credit Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

          (d) Petsmart or the Subsidiary Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.04, 5.05, 6.01 or 6.02;

          (e) Petsmart or the Subsidiary Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in Sections 7.01(a), 7.01(b), 7.01(c) or 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Issuing Bank to Petsmart;

          (f) the occurrence and continuance of any Event of Default under the Existing Financing Agreement;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Petsmart or any Subsidiary Credit Party, their respective debts, or of a substantial part of their respective assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Petsmart or an Subsidiary Credit Party or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) Petsmart or any Subsidiary Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Petsmart or any Subsidiary Credit Party or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (i) Petsmart or any Subsidiary Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (j) one or more judgments for the payment of money to the extent not covered by insurance (coverage for which has not been disaffirmed or reserved by the insurer) in an aggregate amount in excess of $25,000,000 shall be rendered against Petsmart or any Subsidiary Credit Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of Petsmart or any Subsidiary Credit Party to enforce any such judgment;

          (k) Petsmart or any Subsidiary Credit Party shall fail to make any payment in respect of any Material Indebtedness (other than the Existing Financing Agreement, as to which clause (f) shall apply) to which Petsmart or any Subsidiary Credit Party is a party, when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

          (l) (i) any challenge by or on behalf of Petsmart, any Subsidiary Credit Party or any other Person to the validity of any Credit Document or the applicability or enforceability of any Credit Document strictly in accordance with the subject Credit Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Credit Document or any payment made pursuant thereto;

               (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by Petsmart, any Subsidiary Credit Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

          (m) the indictment of, or institution of any legal process or proceeding against, Petsmart or any Subsidiary Credit Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law, which is reasonably likely to have a Material Adverse Effect;

          (n) the determination by Petsmart or any Subsidiary Credit Party, to suspend the operation of their business in the ordinary course, liquidate all or a material portion of Petsmart's or such Subsidiary Credit Party's assets or employ an agent or other third party to conduct a program of closings, liquidations or "Going-Out-Of-Business" sales of any material portion of the business; or

          (o)  Any Change in Control;

then, and in every such event (other than an event with respect to Petsmart or any Subsidiary Company described in clause (g), (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Issuing Bank may by written notice to Petsmart, take either or both of the following actions, at the same or different times: (i) terminate all or any portion of the Commitment, and thereupon all or such portion of the Commitment shall terminate immediately, and (ii) declare all Obligations then outstanding to be due and payable in whole and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Petsmart and the Subsidiary Credit Parties; and in case of any event with respect to Petsmart or a Subsidiary Credit Party described in clause (g), (h) or
(i) of this Article, the Commitment shall automatically terminate and the Obligations then outstanding, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Petsmart and the Subsidiary Credit Parties.

     7.02 Remedies on Default

     In case any one or more of the Events of Default shall have occurred and be continuing, the Issuing Bank may proceed to protect and enforce its rights and remedies under this Agreement or any of the other Credit Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Credit Documents or any instrument pursuant to which the Obligations are evidenced, and proceed to enforce the payment thereof or any other legal or equitable right of the Issuing Bank. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     8.   MISCELLANEOUS

     8.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to Petsmart or any Subsidiary Credit Party to it at 19601 North 27th Avenue, Phoenix, Arizona 85027, Attention of Timothy Kullman, Chief Financial Officer (Telecopy No. (623) 580-6568) with a copy to Munger Tolles & Olson, LLP (Telecopy No. (213) 687-3702) Attention of Judith T. Kitano, Esquire;

          (b) if to the Issuing Bank, to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention Stephen Garvin (Telecopy No. (617) 434-6685), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     8.02 Waivers; Amendments. (a) No failure or delay by the Issuing Bank in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Bank hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by Petsmart or any Subsidiary Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Issuing Bank may have had notice or knowledge of such Default o Event of Default at the time.

          (b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Petsmart and the Issuing Bank.

     8.03 Expenses; Indemnity; Damage Waiver. (a) Petsmart and the Subsidiary Credit Parties shall jointly and severally pay (i) all actual reasonable out-of-pocket expenses incurred by the Issuing Bank and its Affiliates, including the actual reasonable fees, charges and disbursements of one counsel (plus one local counsel to the extent reasonably necessary) for the Issuing Bank, for the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all actual reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all actual reasonable out-of-pocket expenses incurred by the Issuing Bank, including the reasonable fees, charges and disbursements of one counsel (plus one local counsel to the extent reasonably necessary) for the Issuing Bank in connection with the enforcement or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

          (b) Petsmart and the Subsidiary Credit Parties shall, jointly and severally, indemnify the Issuing Bank and each Related Party of the Issuing Bank (each such Person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Credit Documents or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. In connection with any indemnified claim hereunder, the Indemnitees shall be entitled to select one counsel for themselves (plus one local counsel to the extent reasonably necessary) and Petsmart and the Subsidiary Credit Parties shall promptly pay the reasonable fees and expenses of such counsel.

          (c) To the extent permitted by Applicable Law, neither Petsmart nor any Subsidiary Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Credit Documents, any Letter of Credit or the use of the proceeds thereof. Petsmart and the Subsidiary Credit Parties further agree that no Indemnitee shall have any liability to Petsmart or such Subsidiary Credit Parties, any Person asserting claims by or on behalf of Petsmart, such Subsidiary Credit Parties or any other Person in connection with this Agreement or the other Credit Documents except (i) for breach of the Indemnitee's obligations under this Agreement and the other Credit Documents, (ii) for the Issuing Bank's honoring of a draft presented under a Letter of Credit which does not comply in all material respects with the terms thereof, or (iii) the Indemnitee's gross negligence, willful misconduct or bad faith (in each case as finally determined by a court of competent jurisdiction).

          (d) All amounts due under this Section shall be payable promptly after written demand therefor.

     8.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that Petsmart and the Subsidiary Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Issuing Bank (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) The Issuing Bank may at any time assign to one or more banks or financial institutions (each, an "Assignee") all, or a portion of, its rights and obligations under this Agreement and the other Credit Documents, provided that Petsmart has provided its prior written consent of the Assignee (which consent shall not be unreasonably withheld or delayed). Upon the execution and delivery of an assignment agreement, the Assignee shall be a party to this Agreement and shall have all the rights and obligations of the Issuing Bank hereunder to the extent of such assignment with no further consent or action by any party. Notwithstanding any assignment pursuant to this Section 8.04, the Issuing Bank shall remain liable under any outstanding Letter of Credit until such Letter of Credit has expired or is otherwise no longer outstanding.

     (c) The Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Issuing Bank, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release the Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Issuing Bank as a party hereto.

      8.05 Survival. All covenants, agreements, representations and warranties made by Petsmart and the Subsidiary Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.12, 2.14 and 8.03 shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

     8.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Issuing Bank and Petsmart and when the Issuing Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     8.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Issuing Bank or Affiliate to or for the credit or the account of Petsmart and the Subsidiary Credit Parties against any of and all the obligations of Petsmart and the Subsidiary Credit Parties now or hereafter existing under this Agreement held by the Issuing Bank, irrespective of whether or not the Issuing Bank shall have made any demand under this Agreement. The rights of the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that the Issuing Bank may have under the Security Documents or otherwise.

     8.09 Governing Law; Jurisdiction; Consent to Service of Process

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

          (b) Each of Petsmart and the Subsidiary Credit Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County and of the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Superior Court of the Commonwealth of

Massachusetts or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Petsmart and the Subsidiary Credit Parties or their properties in the courts of any jurisdiction.

          (c) Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH PETSMART, ANY SUBSIDIARY CREDIT PARTY, OR THE ISSUING BANK, IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST PETSMART, ANY SUBSIDIARY CREDIT PARTY OR THE ISSUING BANK, OR IN WHICH PETSMART, ANY SUBSIDIARY CREDIT PARTY OR THE ISSUING BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN PETSMART, ANY SUBSIDIARY CREDIT PARTY OR ANY OTHER PERSON AND THE ISSUING BANK. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ISSUING BANK OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     8.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate, together with all fees, charges and other amounts that are treated as interest on such Letter of Credit or L/C Disbursement under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Issuing Bank in accordance with Applicable Law, the rate of interest payable, together with all Charges payable, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Issuing Bank in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by the Issuing Bank.

     8.13 Additional Waivers.

          (a) The Obligations are the joint and several obligations of Petsmart and each Subsidiary Credit Party. Petsmart and each Subsidiary Credit Party hereby assumes, guarantees, and agrees to discharge all Obligations of all other obligors. In that regard, any Subsidiary Credit Party for whose account a Letter of Credit is to be issued shall, prior to the date of issuance, execute and deliver to the Issuing Bank a joinder to, and assumption of obligations under, this Agreement (in addition to any letter of credit application or other documents required by the Issuing Bank) in the form attached hereto as Exhibit A.

          (b) To the fullest extent permitted by Applicable Law, the obligations of Petsmart and each Subsidiary Credit Party hereunder shall not be affected by
(i) the failure of the Issuing Bank to assert any claim or demand or to enforce or exercise any right or remedy against any other obligor under the provisions of this Agreement, any other Credit Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Credit Document, or any other agreement, including with respect to any other obligor, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Issuing Bank.

          (c) To the fullest extent permitted by Applicable Law, the obligations of Petsmart and each Subsidiary Credit Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each obligor hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any obligor or that would otherwise operate as a discharge of any obligor as a matter of law or equity (other than the payment in full in cash of all the Obligations).

          (d) To the fullest extent permitted by Applicable Law, each obligor waives any defense based on or arising out of any defense of any other obligor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other obligor, other than the payment in full in cash of all the Obligations. The Issuing Bank may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other obligor, or exercise any other right or remedy available to it against any other obligor, without affecting or impairing in any way the liability of any obligor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, each obligor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such obligor against any other obligor, as the case may be, or any security.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

                                        PETSMART, INC.


                                        By: /s/ Timothy E. Kullman
                                            ------------------------------------
                                        Name: Timothy E. Kullman
                                        Title: Senior Vice President,
                                               Chief Financial Officer

                                        BANK OF AMERICA,
                                        N.A., as Issuing Bank


                                        By: /s/ Stephen Garvin
                                            ------------------------------------
                                        Name: Stephen Garvin
                                        Title: Managing Director

                                        Address:

                                        40 Broad Street, 10th Floor
                                        Boston, Massachusetts 02109
                                        Attn: Stephen Garvin
                                        Telephone: (617) 434-9399
                                        Telecopy: (617) 434-6685

                                   SCHEDULE I

                              ADDITIONAL COLLATERAL

                                      None

                                    EXHIBIT A

                            FORM OF JOINDER AGREEMENT

                      JOINDER TO LETTER OF CREDIT AGREEMENT

     This Joinder to Letter of Credit Agreement (this "Joinder") is made as of _________________, by and among:

     _________________________, a _________________________ (the "New Subsidiary
Credit Party"), with its principal executive offices at _______________________; and

     BANK OF AMERICA, N.A., as Issuing Bank, a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

     in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

                                   WITNESSETH:

     A. Reference is made to that certain Letter of Credit Agreement dated as of June 30, 2006 (as modified, amended, supplemented or restated and in effect from time to time, the "Agreement"), by and among PetSmart, Inc. ("Petsmart"), the Subsidiary Credit Parties party thereto from time to time (collectively, the "Subsidiary Credit Parties"), and the Issuing Bank. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

     B. The New Subsidiary Credit Party desires to become a party to, and be bound by the terms of, the Agreement and the other Credit Documents in the same capacity and to the same extent as the Subsidiary Credit Parties thereunder.

     C. Pursuant to the terms of the Agreement, in order for the New Subsidiary Credit Party to become party to the Agreement and the other Credit Documents as provided herein, the New Subsidiary Credit Party is required to execute this Joinder.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Joinder and Assumption of Obligations. The New Subsidiary Credit Party hereby acknowledges that it has received and reviewed a copy of the Agreement and, effective as of the date of this Joinder, hereby:

          a. joins in the execution of, and becomes a party to, the Agreement as a Subsidiary Credit Party, as indicated by its signature below;

          b. covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments of the Subsidiary Credit Parties under the Agreement and the other Credit Documents, in each case, with the same force and effect as if such New Subsidiary Credit Party was a signatory to the Agreement and the other Credit Documents and was expressly named as a Subsidiary Credit Party therein; and

          c. assumes and agrees to perform all applicable duties and Obligations of the Subsidiary Credit Parties under the Agreement and the other Credit Documents.

     2. Representations, Warranties and Covenants. The New Subsidiary Credit Party hereby makes all representations and warranties, and agrees to abide by all covenants set forth in the Agreement as of the date hereof.

     3. Ratification of Credit Documents. Except as specifically amended by this Joinder and any other documents executed and delivered in connection herewith, all of the terms and conditions of the Agreement and of the other Credit Documents shall remain in full force and effect as in effect prior to the date hereof, without releasing Petsmart or any existing Subsidiary Credit Party thereunder or Collateral therefor.

     4. Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Issuing Bank:

          a. This Joinder shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect.

          b. All action on the part of the New Subsidiary Credit Party necessary for the valid execution, delivery and performance by it of this Joinder and any other documentation, instruments, and agreements executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Issuing Bank shall have been provided to the Issuing Bank.

          c. The New Subsidiary Credit Party shall have delivered the following to the Issuing Bank, in form and substance reasonably satisfactory to the Issuing Bank:

               (i) Certificate of Legal Existence and Good Standing issued by the Secretary of the State of its incorporation or organization.

               (ii) A certificate of an authorized officer of the New Subsidiary Credit Party, certifying as to the due adoption and continued effectiveness, and setting forth the text, of each resolution adopted in connection with this Joinder, and attesting to the true signatures of each Person authorized as a signatory to this Joinder or any of the other Credit Documents.

               (iii) [Execution and delivery by the New Subsidiary Credit Party of a Joinder to the Security Documents and such other documents, agreements and certificates as the Issuing Bank may reasonably require.](1)

          d. If requested by the Issuing Bank, the Issuing Bank shall have received a favorable written legal opinion of the New Subsidiary Credit Party's counsel addressed to the Issuing Bank, covering such matters relating to the New Subsidiary Credit Party, the Credit Documents and/or the transactions contemplated thereby as the Issuing Bank shall reasonably request.

          e. [The Issuing Bank shall have received all documents and instruments, required by law or reasonably requested by the Issuing Bank to create or perfect the first priority Lien intended to be created under the Credit Documents and all action required for perfection shall have been taken to the reasonable satisfaction of the Issuing Bank.](2)

          f. All reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the preparation and negotiation of this Joinder and related documents, if any, shall have been paid in full by the New Subsidiary Credit Party.

          g. No Default or Event of Default shall have occurred and be continuing.

     5. Miscellaneous.

          a. This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

          b. This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

          c. Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

          d. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

----------
(1) Joinder to Security Documents to be required only if New Subsidiary Credit Party is providing additional Collateral to secure the Obligations.

(2) Additional documents/instruments to be required only if New Subsidiary Credit Party is providing additional Collateral to secure the Obligations.

          IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

                                        NEW SUBSIDIARY CREDIT PARTY:

                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ISSUING BANK:

                                        BANK OF AMERICA, N.A.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


ACKNOWLEDGED AND AGREED:

PETSMART, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------